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                                                                   Exhibit 21



                        FIRST COMMUNITY FINANCIAL GROUP, INC.
                       Subsidiaries Owned at December 31, 1996

Name of Subsidiary                    Trade Name       State of Incorporation


First Community Bank of Washington      Same                 Washington

Information Management Systems, Inc.    Same                 Washington

FCB Financial Services, Inc.            Same                 Washington